Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 19th of June 2023 (the “Effective Date”) by and between Gryphon Digital Mining, Inc. (the “Company”) and Simeon Salzman (“Employee”).

WITNESSETH

The Company desires to employ Employee in the position of Chief Financial Officer and Employee desires to accept the position and enter into the employment relationship pursuant to the terms hereunder.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree that:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment, on the terms and conditions set forth in this Agreement. Employee’s principal workplace during the Term (as defined herein) shall be Employee’s home office in Las Vegas, Nevada; provided that Employee may be required to travel to perform his duties hereunder, but only (a) as requested by the chief executive officer of the Company (the “CEO”), (b) when (and for periods that) remote participation would, to any degree, diminish the efficiency, efficacy or prospects expected of in-person participation.

2. Term of Employment. The term of this Agreement shall commence on the Effective Date and shall continue until terminated pursuant to Paragraph 7 of this Agreement (the “Term”). The first two full financial reporting quarters of the Company during the Term shall be the “Introductory Period,” to provide the Company an opportunity to observe and evaluate Employee’s capacity in satisfactorily performing the essential functions of Employee’s position, Employee’s work habits and conduct, and to provide Employee with an opportunity to assess whether the Company and Employee’s position of employment are the right fit for Employee.

3. Position and Duties. Employee shall serve as the Chief Financial Officer of the Company or in such other position as the CEO may designate, but only if such successor position continues to (a) cast Employee as an executive officer of the Company, (b) complement Employee’s skill set, and (c) violates no other provision of this Agreement. Employee shall report to the CEO. Employee shall faithfully and to the best of his ability perform all duties of the Company related to his position with the Company, including, but not limited to, all duties set forth in this Agreement (including its Exhibits) and/or in the Bylaws of the Company related to the position that he holds, as well as all duties that are reasonably assigned to him by the CEO. Employee agrees to devote his entire working time, attention, energy, and skills to the Company in furtherance of the Company’s best interests, while so employed; provided that Employee may, to the extent not otherwise prohibited by this Agreement or any other agreement between Employee and the Company, (A) engage in any activities as permitted in writing by the Company, and (B) devote such amount of time as does not interfere or compete with the performance of Employee’s duties under this Agreement to any one or more of the following activities: (i) investing Employee’s personal assets in such manner as will not require services to be rendered by Employee in the operation of the affairs of the companies in which investments are made; or (ii) engaging in charitable and professional organization activities, including serving on the boards of directors of charitable and professional organizations. Employee shall comply with all reasonable Company policies, standards, rules, and regulations (the “Company Policies”) and all applicable government laws, rules, and regulations that are now or hereafter in effect. Employee acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement. Employee’s position is an exempt position, and therefore Employee shall not be entitled to the payment of overtime during the Term.

4. Compensation and Incentives Prior to a Merger Event. During the Term, Employee shall receive compensation for the services performed for the Company under this Agreement as follows:

(a) Base Salary. Employee shall receive a base salary of Two Hundred Thousand Dollars ($200,000), payable in regular and equal installments on a monthly basis. Employee’s actual base salary at any given time during the Term shall be the “Base Salary.”

(b) Short Term Incentive Plan Annual Bonus. Employee shall be eligible to receive an annual bonus with a target of up to fifty percent (50%) of Employee’s then-current Base Salary under a short-term incentive bonus plan as approved by the Compensation Committee of the Board (the “Annual Bonus”). All Annual Bonus payments will be subject to the terms, conditions, and eligibility requirements of the applicable bonus plan as it may exist from time to time, which may provide that the Annual Bonus is payable in the sole and absolute discretion of the Board . The Annual Bonus shall be paid no later than March 15 of the year following the calendar year to which it relates and provided in a manner such that entitlement to and payment of the Annual Bonus is exempt from or compliant with Internal Revenue Code Section 409A. Except as provided in this Agreement, Employee must be employed on the date an Annual Bonus is paid in order to earn an Annual Bonus.

(c) Long Term Incentive Plan. Employee shall be eligible to receive a time-based equity grant covering 390,800 shares of the Company’s common stock (the “Equity Grant”), as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, pursuant to an equity incentive plan (the “Equity Plan”) to be implemented by the Company and an award agreement thereunder. The form of the Equity Grant shall be determined by the Compensation Committee in its sole discretion which shall doffer from any other senior executive of the Company. The Equity Grant shall vest over a three (3)-year period beginning on the Effective Date, subject to Executive’s continued employment with the Company through the relevant vesting date, in accordance with the following schedule:

(i) 1/6 of the Equity Grant shall vest upon the six (6)-month anniversary of the Effective Date;

(ii) 5/6 of the Equity Grant shall vest in substantially equal quarterly installments commencing with the first quarter following the six (6) month anniversary of the Effective Date;

The vesting of the Equity Grant shall be accelerated in full if Executive is continuously employed through of a Change in Control (as defined in the Equity Plan and the award agreement), provided that a reverse takeover transaction or merger for the purposes of listing the company on a public exchange shall not constitute such a Change in Control.

The Equity Grant is subject to the approval by the Company’s stockholders of the Equity Plan and shall be subject to the terms and conditions of the Equity Plan and Company’s standard award agreements.

5. Additional Employee Benefits During the Term.

(a) Employee Benefits. At all times during the Term, Employee shall be entitled to receive those benefits that are made available to the other similarly situated executive employees of the Company, including, but not limited to, medical, dental, and short-term disability insurance (collectively, the “Employee Benefits”), in accordance with the terms and conditions of the applicable plan documents, provided that Employee meets the eligibility requirements thereof. The Company reserves the right to reduce, eliminate, or change such Employee Benefits, in its sole discretion, subject to any applicable legal and regulatory requirements.

(b) Reimbursement of Expenses. The Company shall reimburse Employee during the Term for all reasonable out-of-pocket expenses incurred by Employee that specifically and directly relate to the performance by Employee of the services under this Agreement, provided that Employee complies with the Company Policies for reimbursement that are now or hereafter in effect. Each such expenses shall be submitted for reimbursement after they are incurred.

(c) Paid Time Off. On a calendar year basis, Employee will earn five (5) weeks of paid time off (“PTO”) in accordance with the Company’s PTO policy and applicable state law. Upon the termination of Employee’s employment by the Company, all earned and unused PTO shall be forfeited.

6. Withholding. The Company may withhold from any payments or benefits under this Agreement all federal, state, or local taxes or other amounts, as may be required pursuant to applicable law, government regulation, or ruling.

7. Termination. This Agreement and Employee’s employment by the Company shall or may be terminated as follows:

(a) Death or Disability of Employee. This Agreement and Employee’s employment by the Company shall terminate upon the death of Employee (“Death”) or Disability (as defined herein) of Employee. “Disability” means when a qualified medical doctor mutually acceptable to the Company and Employee has certified in writing that Employee has been unable, because of a medically determinable physical or mental disability or illness, to perform substantially all of Employee’s duties, with or without a reasonable accommodation, for more than one hundred eighty (180) calendar days measured from the last full day of work

(b) Discontinuance. The Company, immediately and without notice, may terminate this Agreement and Employee’s employment by the Company upon the liquidation, dissolution, or discontinuance of business by the Company in any manner or the filing of any petition by or against the Company under any federal or state bankruptcy or insolvency laws, provided that such petition is not dismissed within sixty (60) days after filing (“Discontinuance”).

(c) Termination by the Company for Cause. The Company, immediately and without notice, may terminate this Agreement and Employee’s employment by the Company at any time for Cause (as defined herein). Termination for “Cause” shall include termination for Employee’s: (i) commission of a felony or crime involving fraud, theft or embezzlement, (ii) commission of theft, fraud or falsifying records related to Employee’s performance of duties for the Company, (iii) refusal to obey and perform the lawful and reasonable directives of the CEO, (iv) refusal to perform reasonably assigned duties, (v) exposing the Company to material damages or criminal liabilities through gross negligence, willful misconduct or knowing violation of Company Policy, or (vi) material breach of any agreement with the Company. Termination of Employee’s employment shall not be deemed to be for Cause unless and until the Company delivers to Employee written notice that Employee has engaged in the conduct described in any of (i) - (vi) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Employee shall have fifteen (15) days from the delivery of written notice by the Company within which to cure any acts constituting Cause. The Company may place Employee on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Employee’s employment for Cause. Any such action by the Company will not constitute Good Reason (as defined herein).

(d) Termination by the Company Without Cause. The Company may terminate this Agreement and Employee’s employment by the Company other than for “Cause” as described in Paragraph 7(c) above, other than for Death or Disability as described in Paragraph 7(a) above, and other than upon Discontinuance as described in Paragraph 7(b) above, at any time for any reason by providing written notice to Employee, which termination shall be effective immediately unless an alternate termination date is specified in the notice (“Without Cause”).

(e) Termination by Employee for Good Reason. Employee may terminate this Agreement and his employment by the Company for “Good Reason” (as defined herein), provided that: (i) Employee provides the Company with written notice of the Good Reason within thirty (30) days of the initial actions or inactions of the Company giving rise to Good Reason; (ii) the Company does not cure such conditions within thirty

(30) days of such notice (the “Cure Period”); (iii) Employee terminates his employment under this Agreement within thirty (30) days after the expiration of the Cure Period; and (iv) the Company has not, prior to Employee giving notice of Good Reason, provided Employee with notice of termination or of non-renewal under this Agreement. “Good Reason” shall mean any of the following without Employee’s consent: (i) a material reduction in Employee’s Base Salary or target Annual Bonus opportunity, or (ii) the Company relocates the Employee’s principal workplace more than twenty (20) miles.

(f) Termination by Employee Without Good Reason. Employee may terminate this Agreement and his employment by the Company for reasons other than Good Reason thirty (30) days after written notice of Employee’s resignation is received by the Company (“Resignation”). The Company may accelerate the thirty (30) day notice period in its discretion and such action shall not constitute Good Reason.

(g) Obligations of the Company Upon Termination.

i. Upon the termination of this Agreement at any time (A) due to Employee’s Death or Disability pursuant to Paragraph 7(a); (B) by the Company for Discontinuance pursuant to Paragraph 7(b) or for Cause pursuant to Paragraph 7(c); or (C) by Resignation by Employee pursuant to Paragraph 7(f), the Company shall have no further obligation hereunder other than the payment of all compensation and other benefits payable to Employee through the date of such termination (the “Accrued Obligations”).

ii. Upon the termination of this Agreement during the Introductory Period, by (A) Employee for Good Reason pursuant to Paragraph 7(e); or (B) by the Company Without Cause pursuant to Paragraph 7(d), then Employee shall be entitled to the Accrued Obligations, and subject to Employee’s execution and non- revocation of and compliance with a separation and release agreement in a form provided by the Company (the “Release”), the Company shall pay Employee an amount equal to three (3) months of his then current Base Salary (less all applicable deductions), payable over three (3) consecutive months in equal installment payments paid in accordance with the Company’s regular payroll schedule, beginning on the first regular payroll date occurring on or after the date on which the Release becomes effective and non-revocable.

iii. Upon termination of this Agreement following the Introductory Period, by (A) Employee for Good Reason pursuant to Paragraph 7(e); or (B) by the Company Without Cause pursuant to Paragraph 7(d), and subject to Employee’s execution and non-revocation of and compliance with the Release, the Company shall pay Employee an amount equal to (Y) twelve (12) months of his then current Base Salary, plus (Z) Employee’s then-current Annual Bonus target (less all applicable deductions), payable over twelve (12) consecutive months in equal installment payments paid in accordance with the Company’s regular payroll schedule, beginning on the first regular payroll date occurring on or after the date on which the Release becomes effective and non-revocable.

Notwithstanding any provision in this Agreement to the contrary, any payment conditioned upon the Release required by Paragraph 8 shall be made, or commence, as applicable, within ninety (90) days of the termination of Employee’s employment. To the extent that any payment due under this Paragraph 8 is not exempt from Section 409A, such amount shall be paid in a lump sum no later than seventy-four (74) days following Employee’s termination of employment (provided that if such seventy-four (74)-day period spans two calendar years, such amount shall be paid in the second calendar year).

8. Release of Claims. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide any severance payment under Paragraph 7(g)(ii) or (iii) of this Agreement is conditioned upon Employee’s execution of the Release. If Employee fails to execute the Release, revokes it, or fails to comply with such terms of the Release or this Agreement, then the Company’s obligation to make any payments to him ceases on the effective termination date. The Release shall be provided to Employee within seven (7) days of the termination of his employment, and Employee must execute it within the time period specified in the Release (which shall not be longer than forty-five (45) days from the date upon which he receives it). Such Release shall not be effective until any applicable revocation period has expired.

9. Acknowledgements, Representations, and Warranties.

(a) Employee acknowledges that the Company has a strict policy against using proprietary information belonging to any other person or entity without the express permission of the owner of that information. Employee represents and warrants to the Company that Employee’s performance under this Agreement and as an employee of the Company does not and will not breach any non-competition, non-solicitation, or confidentiality agreement to which Employee is a party. Employee represents and warrants to the Company that Employee has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b) Employee represents and warrants to the Company that Employee has not brought and shall not bring to the Company, or use in the performance of Employee’s responsibilities for the Company, any materials or documents of a former employer that are not generally available to the public or that did not belong to Employee prior to Employee’s employment with the Company, unless Employee has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

10. Indemnification. Employee will be eligible for indemnification to the fullest extent authorized under the Company’s Articles of Incorporation and By-Laws (as applicable) and will be eligible for coverage under the Company’s Director’s & Officer’s liability insurance policy as approved by the Board, subject to the terms and conditions contained therein.

11. Entire Agreement. This Agreement and its Exhibits A and B constitute the entire agreement of the parties with respect to the matters set forth herein and supersede any prior agreements or understandings between them, whether written or oral, related to such matters.

12. Waiver. The failure of either party to insist, in any one or more instance, upon performance of the terms and conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition.

13. Notices. Any notice to be given under this Agreement shall be deemed sufficient if addressed in writing and delivered personally, or by registered or certified U.S. mail to the following:

For the Company:

Robby Chang

5953 Mabel Road

Las Vegas, Nevada, 89110

Rob@gryphonmining.com

For Employee:

Simeon Salzman

12241 Nasino Ave

Las Vegas, Nevada 89138

ssalzman22@gmail.com

14. Severability. In the event that any provision of any paragraph of this Agreement shall be deemed to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of such paragraph or of this Agreement, and the remaining terms, covenants, restrictions or provisions in such paragraph and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable.

15. Amendment. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

16. Conditions. Employee’s employment with the Company is contingent upon (a) Employee’s execution of this Agreement, (b) Employee’s execution of the enclosed Non-Competition Agreement as Exhibit B on or before the Effective Date (the “Non- Competition Agreement”), (c) as required by law, the Company’s verification of Employee’s right to work in the United States, as demonstrated by Employee’s completion of the Form I-9 on or before the Effective Date, and Employee’s timely submission of acceptable documentation (as noted on the Form I-9) verifying Employee’s identity and work authorization, and (d) satisfactory results of the Company’s background check process relating to Employee. Employee acknowledges that Employee’s execution of this Agreement and the enclosed Non-Competition Agreement are a material inducement to the Company to offer employment and the compensation and benefits hereunder to Employee and to provide confidential information to Employee.

17. Survival. The Non-Competition Agreement and Paragraphs 7-16 and 18-21 of this Agreement shall survive any termination for any reason whatsoever of Employee’s employment with the Company.

18. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of New York, without regard to the conflicts of laws principles thereof. The state and federal courts in New York shall be the exclusive venues for the adjudication of all disputes arising out of this Agreement, and the parties consent to the exercise of personal jurisdiction over them in any such adjudication and hereby waive any and all objections and defenses to the exercise of such personal jurisdiction.

19. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Employee, his heirs, beneficiaries, and legal representatives. With Employee’s waiving of any rights under the Equity Plan or Equity Grant, the Company may assign all of its rights under this Agreement (in tandem with the delegation of all of its obligations under this Agreement) to any commercial enterprise that succeeds to substantially all of the Company’s assets as a going concern, without the consent of Employee. Employee shall not assign this Agreement or delegate Employee’s obligations hereunder. Employee’s right to receive shares of stock under this Agreement shall not be subject to alienation, anticipation, commutation, sale, assignment, encumbrance, setoff, charge, pledge, offset or hypothecation or to execution, levy, attachment, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

20. Compliance with Section 409A.

(a) Parties’ Intent. The parties intend that the payments and benefits to which Employee may become entitled in connection with Employee’s employment under this Agreement will be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. All severance payments hereunder are intended to qualify as short-term deferrals meeting the requirements of Treasury Regulation Section 1.409A-1(b)(4) or as involuntary severance payments satisfying the requirements of Treasury Regulation Section 1.409A-1(b)(9)(iii) and this Agreement shall be construed in accordance with such intent. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Employee, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Employee and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Employee participates to bring it in compliance with Section 409A.

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement relating to the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c) Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(d) Delayed Distribution to Key Employees. If the Company determines in accordance with Code Sections 409A and 416(i), and the regulations promulgated thereunder, in the Company’s sole discretion, that Employee is a Key Employee of the Company on the date Employee’s employment with the Company terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of Employee’s employment (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

(e) Reimbursement. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement on in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GRYPHON DIGITAL MINING, INC.

By:	/s/ Robby Chang
Robby Chang
CEO and Director

EMPLOYEE
/s/ Simeon Salzman
Simeon Salzman

Exhibit A

Employee’s duties as Chief Financial Officer for the Company shall include, but not be limited to, the following:

●	Oversee accounting, budget preparation, and audit functions

●	Oversee and ensure timely compliance with regulatory requirements germane to accounting protocols and financial disclosure, including but not limited to Sarbanes-Oxley compliance and Securities and Exchange Commission periodic reporting.

●	Oversee and ensure timely compliance with stock exchange listing rules and requirements

●	Direct the preparation of all financial statements, including income statements, balance sheets, shareholder reports, tax returns and governmental agency reports

●	Recommend to the CEO the Company’s hiring of –– and, if appropriate, the Company’s termination of –– the Company’s auditors.

●	Routinely provide financial statements to the CEO for oversight and advise CEO on the Company’s financial affairs

●	Source, negotiate, and successfully conclude equity capital-raising efforts, including but not limited to private placements and public offerings

●	Source, negotiate, and successfully conclude debt capital-raising efforts, including but not limited to private placements and public offerings

●	Develop and maintain cash flow, accounting, and budget models; compare modeled projections to actual figures and oversee necessary adjustments to future projections and budgets

●	Review planning process and suggest improvements to current methods

●	Analyze operations to identify areas in need of reorganization, downsizing or elimination

●	Work with the Chief Executive Officer and other executives to coordinate planning and establish priorities for the planning process

●	Study long-range economic trends and project their impact on future growth

●	Identify and analyze opportunities for expansion of operations

●	Oversee investment of cryptocurrency assets and fiat currency

●	Provide recommendations to the executive team regarding the timing and rationale for conversion of cryptocurrency into fiat currency

SCHEDULE 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

●	Various passive investments in publicly traded securities

o	Employee holds 102,462 shares of common stock in Marathon Digital Holdings, Inc. (stock ticker: MARA) as of June 12, 2023

o	Employee holds 1,795 shares of common stock in Cleanspark, Inc. (stock ticker: CLSK) as of June 12, 2023

●	Passive holdings of one or more classes of privately placed securities, each as issued by a commercial enterprise outside the industry in which the Company operates

●	Compensation-free volunteer work for various nonprofit enterprises, including:

None noted.

EXHIBIT A

Non-Competition Agreement

This Non-Competition Agreement (“Agreement”) is entered into by and between Gryphon Digital Mining, Inc. (the “Employer”), on behalf of itself, its current, past, and future parents, subsidiaries, and other corporate affiliates, and its or their successors or assigns (collectively referred to herein as, the “Employer Group”), and Simeon Salzman (“Employee”), residing at 12241 Nasino Ave, Las Vegas, Nevada, 89138 (the Employer Group and Employee are collectively referred to as the “Parties”), as of June 19, 2023 (the “Effective Date”).

In consideration of Employee’s employment by the Employer Group as Chief Financial Officer pursuant to that certain Executive Employment Agreement to which this Agreement is attached as Exhibit A (the “Employment Agreement”), which Employee acknowledges to be good and valuable consideration for Employee’s obligations hereunder, the Employer Group and Employee hereby agree as follows:

1. Confidential Information. Employee understands and acknowledges that during the course of employment by the Employer Group, Employee will have access to and learn about Confidential Information, as defined below.

(a) Confidential Information Defined. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known (or readily available) to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, technologies, databases, compilations, device configurations, embedded data, metadata, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer and supplier information, customer and supplier lists, client information, client lists, and distributor lists of the Employer Group or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer Group in confidence.

Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that, in good faith, a Company officer marks or otherwise identifies as confidential or proprietary, or that would otherwise appear to a reasonable person to be (and that in fact is) confidential or proprietary in the context and circumstances in which the information is known or used.

Exhibit A-1

Employee understands and agrees that Confidential Information includes information developed by Employee in the course of Employee’s employment by the Employer Group as if the Employer Group furnished the same Confidential Information to Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Employee, provided that the disclosure is through no direct or indirect fault of Employee or person(s) acting on Employee’s behalf.

(b) Employer Group Creation and Use of Confidential Information. Employee understands and acknowledges that the Employer Group has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of blockchain, including digital mining. Employee understands and acknowledges that as a result of these efforts, Employer Group has created, and continues to use and create Confidential Information. This Confidential Information provides Employer Group with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions. Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of Employee’s authorized employment duties to the Employer Group or with the prior consent of the Employer’s Chief Executive Officer (the “CEO”) acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer Group, except as required in the performance of Employee’s authorized employment duties to the Employer Group or with the prior consent of the CEO acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Employee understands and acknowledges that Employee’s obligations under this Agreement regarding any particular Confidential Information begins immediately when Employee first has access to the Confidential Information (whether before or after Employee begins employment with the Employer Group) and shall continue during and after Employee’s employment by the Employer Group until the time that the Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or breach by those acting in concert with Employee or on Employee’s behalf.

(d) Former Employer Information. Employee’s performance of services for the Employer Group will not breach any agreement to keep in confidence any confidential information belonging to any previous employer or other person. Employee will not disclose to the Employer Group, or induce the Employer Group to use, any confidential information belonging to any previous employer or other person.

(e) Third Party Information. Employee recognizes that the Employer Group has received and in the future will receive confidential or proprietary information from third parties subject to a duty of the Employer Group to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such information in confidence and not to disclose it to any person or to use it except as necessary in carrying out Employee’s duties for Employer Group.

Exhibit A-2

(f) Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(i) Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If Employee files a lawsuit for retaliation by the Employer Group for reporting a suspected violation of law, Employee may disclose the Employer Group’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(g) Other Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Employee shall promptly provide written notice of any such order to an authorized officer of the Employer Group. Further, nothing in this Agreement prohibits or restricts Employee (or Employee’s attorney) from filing a charge or complaint with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, any other self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to disclose the underlying facts or circumstances giving rise to a claim of sexual assault, harassment, or discrimination to the U.S. Equal Employment Opportunity Commission, the New York State Division of Human Right, any local commission on human rights and/or an attorney hired by Employee, or to otherwise communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency without notice to the Employer Group. In addition, nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, Employee from discussing the terms and conditions of Employee’s employment with co-workers or exercising Employee’s rights under Section 7 of the National Labor Relations Act, disclosing or discussing sexual assault or harassment occurring in the workplace, at work-related events, or between employees off the employment premises, or otherwise disclosing information as permitted by law.

2. Inventions.

(a) Inventions Retained. Employee has attached hereto, as Exhibit 1 a list describing all inventions, processes, designs, technology, information, software, documentation, illustrations, artwork, photographs, trademarks, materials, original works of authorship, and trade secrets which were made by Employee prior to the commencement of Employee’s employment with the Employer Group (collectively referred to as “Prior Inventions”), which belong solely to Employee or belong to Employee jointly with another, which relate in any way to any of the Employer Group’s businesses or services, and which are not assigned to the Employer Group by this Agreement. If no such list is attached, there are no such Prior Inventions.

Exhibit A-3

(b) Assignment of Inventions. Employee hereby assigns to Employer Group all of Employee’s right, title and interest throughout the world in and to any and all inventions, processes, designs, technology, information, software, documentation, illustrations, artwork, photographs, trademarks, materials, original works of authorship, or trade secrets which Employee may solely or jointly conceive or develop or reduce to practice, during Employee’s employment with the Employer Group which (a) pertain to any business activity of the Employer Group; or (b) are aided by use of time, materials, Confidential Information or facilities of the Employer Group; or (c) relate to any of Employee’s work for the Employer Group (collectively referred to as “Inventions”). Employee hereby assigns to the Employer Group all of Employee’s right, title and interest throughout the world in and to any and all intellectual property rights associated with such Inventions, including, without limitation, patents, patent rights, copyrights, trademark rights, trade dress rights and trade secret rights. Employee will promptly make full written disclosure to the Employer Group of all Inventions and will hold all Inventions in trust for the sole right and benefit of the Employer Group. All copyrightable works made by Employee in connection with Employee’s employment with the Employer Group are, or shall be treated as, “works made for hire” (as defined in the Copyright Act of 1976 (17 U.S.C. § 101)) to the greatest extent permitted by applicable law, and such copyrightable works are therefore owned by the Employer Group.

(c) Limitations on Assignment of Inventions. The foregoing assignment of inventions does not apply to any inventions for which all of the following are true: (i) the invention process did not use any of the Employer Group’s equipment, supplies, facilities, or trade secret information; (ii) Employee developed the invention entirely on Employee’s own time; (iii) the invention does not relate directly to the Employer Group’s business or the Employer Group’s actual or demonstrably anticipated research or development; and (iv) the invention does not result from any work Employee perform for the Employer Group.

(d) Moral Rights. Employee’s assignment to the Employer Group of Inventions includes (i) all rights of attribution, paternity, integrity, disclosure and withdrawal, (ii) any rights Employee may have under the Visual Rights Act of 1990 or similar federal, state, foreign or international laws or treaties, and (iii) all other rights throughout the world sometimes referred to as “moral rights” (collectively “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Employee hereby waives such Moral Rights to the extent permitted under applicable law and consent to any and all actions of the Employer Group that would otherwise violate such Moral Rights.

(e) Intellectual Property Rights. Employee agrees to assist the Employer Group, to secure the Employer Group’s rights in the Inventions and any copyrights, patents, trademarks, or other intellectual property rights relating thereto in any and all countries. If the Employer Group is unable for any reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to the Employer Group, then Employee hereby irrevocably designates and appoints the Employer Group and its duly authorized officers as Employee’s agent and attorney in fact, to act for and in Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations with the same legal force and effect as if originally executed by Employee.

(f) No License. Employee understands that this Agreement does not, and will not be construed to, grant Employee any license or right of any nature with respect to any Invention, and any intellectual property rights therein, or any Confidential Information, materials, software, or other tools made available to Employee by the Employer Group.

3. Returning Company Documents. At the termination of Employee’s employment with Employer Group, Employee will deliver to the Employer Group any and all records, notes, reports, correspondence, equipment, documents or property, developed by Employee in connection with Employee’s employment with the Employer Group, or otherwise belonging to the Employer Group, or that contain any Confidential Information. Any property on the Employer Group’s premises and owned by the Employer Group, including computer storage media and filing cabinets, is subject to inspection by the Employer Group at any time without notice.

Exhibit A-4

4. Notification to Other Parties. In the event that Employee leaves the employ of the Employer Group or stops providing services to the Employer Group, Employee hereby consents to notification by the Employer Group to Employee’s new employer about Employee’s obligations under this Agreement. Employee authorizes Employer Group to provide a copy of this Agreement to third parties, including, but not limited to, Employee’s subsequent, anticipated, or possible future employer.

5. Restrictive Covenants.

(a) Acknowledgment. Employee understands that the nature of Employee’s position gives Employee access to and knowledge of Confidential Information and places Employee in a position of trust and confidence with Employer Group. Employee further understands and acknowledges that improper use or disclosure by Employee of Confidential Information is likely to result in unfair or unlawful competitive activity. Employee acknowledges that Employer Group’s blockchain-related business, including its digital mining business, operates worldwide.

(b) Non-Competition. Because of Employer Group’s legitimate business interests as described in this Agreement and the good and valuable consideration offered to Employee, the receipt and sufficiency of which is acknowledged, during the term of Employee’s employment and for the twelve (12) months thereafter, to run consecutively, beginning on the first day after the end of Employee’s employment with the Employer Group, whether terminated for any reason or no reason by Employee or the Employer Group (the “Restricted Period”), Employee agrees and covenants not to engage in Prohibited Activity anywhere in the world (“Restricted Territory”). In the event Employee’s employment with the Employer Group ends for any reason during the Introductory Period (as defined in the Employment Agreement), the Restricted Period shall be reduced to three (3) months. For purposes of this non-compete clause, “Prohibited Activity” is activity in which Employee contributes Employee’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or substantially similar business as the Employer Group, including those engaged in the business of blockchain, including digital mining, within the Restricted Territory. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information. Nothing in this Agreement shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation.

(c) Non-Solicitation of Employees. Employee understands and acknowledges that the Employer Group has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer Group. Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any employee of the Employer Group (collectively, “Covered Employee”), or induce the termination of employment of any Covered Employee during the Restricted Period. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement. However, it will not be deemed a violation of this Agreement if Employee merely updates Employee’s LinkedIn profile or connects with a Covered Employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this section.

Exhibit A-5

(d) Non-Solicitation of Customers and Suppliers. Employee understands and acknowledges that because of Employee’s experience with and relationship to the Employer Group, Employee will have access to and will learn about much or all of the Employer Group’s customer and supplier information, including, but not limited to, Confidential Information. “Customer and Supplier Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer or supplier and relevant to sales and services. Employee understands and acknowledges that: (i) the Employer Group’s relationships with its customers and suppliers are of great competitive value; (ii) the Employer Group has invested and continues to invest substantial resources in developing and preserving its customer and supplier relationships and goodwill; and (iii) the loss of any such customer or supplier relationship or goodwill will cause significant and irreparable harm to the Employer Group. During the Restricted Period, Employee will not directly or indirectly solicit, contact, or attempt to solicit or contact, using any other form of oral, written, or electronic communication, including, but not limited to, email, regular mail, express mail, telephone, fax, instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this agreement, or meet with the Employer Group’s current customers or suppliers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Employer Group. However, it will not be deemed a violation of this Agreement if Employee merely updates Employee’s LinkedIn profile, or connects with a covered customer or supplier or former customer or supplier on Facebook or LinkedIn, without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this section. This restriction shall only apply to: (a) customers and suppliers or prospective customers and suppliers Employee serviced, solicited, or contacted in any way during the past twelve (12) months of Employee’s employment, and (b) customers and suppliers about whom Employee has trade secret or Confidential Information.

6. Non-Disparagement.

(a) In the absence of truthful testimony under compulsion of law, Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors, and other associated third parties.

(b) In the absence of truthful testimony under compulsion of law, no member of the Employer Group will at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Employee, or any of his family.

7. Acknowledgment. Employee acknowledges and agrees that: (i) Employee’s services to be rendered to the Employer Group are of a special and unique character; (ii) that Employee will obtain knowledge and skill relevant to the Employer Group’s industry, methods of doing business, and marketing strategies by virtue of Employee’s employment; (iii) that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Employer Group; (iv) that Employee will be reasonably able to earn a living without violating the terms of this Agreement; and (v) that Employee has the right to consult with counsel before signing this Agreement. Employee further acknowledges that: (A) the amount of Employee’s compensation reflects, in part, Employee’s obligations and the Employer Group’s rights under this Agreement; (B) Employee has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and (C) Employee will not be subject to undue hardship by reason of Employee’s full compliance with the terms and conditions of this Agreement or the Employer Group’s enforcement thereof.

Exhibit A-6

8. Remedies. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee hereby consents and agrees that money damages would not afford an adequate remedy and that Employer Group shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

9. Successors and Assigns. To the extent permitted by state law, the Employer Group may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer Group. This Agreement shall inure to the benefit of the Employer Group and permitted successors and assigns, and (with respect to Subsection 6(b)) Employee. Employee may not assign this Agreement or any part hereof. Any purported assignment by Employee shall be null and void from the initial date of purported assignment.

10. Warranty. Employee represents and warrants that Employee is not a party to any non- compete restrictive covenant or related contractual limitation that would interfere with or hinder Employee’s ability to undertake the obligations and expectations of employment with the Employer Group.

11. Choice of Law and Forum Selection. This Agreement, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the laws of any jurisdiction other than the State of New York to apply. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in the state of New York, City of New York. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between Employee and the Employer Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter; provided that nothing herein modifies, supersedes, voids, or otherwise alters the Employment Agreement which is specifically preserved.

13. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by Employee and by the Employer’s CEO. No waiver by either Party of any breach of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any other provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.

14. Severability. Should any provision of this Agreement be held by a court or arbitral authority of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any modification to become a part of and treated as though originally set forth in this Agreement. The Parties further agree that any such court or arbitral authority is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. Should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.

Exhibit A-7

15. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

17. Tolling. If Employee violates any of the terms of the restrictive covenant obligations in this Agreement, the Restricted Period for all such restrictions shall automatically be extended by the period Employee was in violation of them.

18. Attorneys’ Fees. If Employee breaches any of the terms of the restrictive covenant obligations in this Agreement, to the extent authorized by state law, Employee will be responsible for payment of all reasonable attorneys’ fees and costs the Employer Group incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

19. No Preparation for Competition. During the term of Employee’s employment, Employee agrees not to undertake preparations for competitive activity prohibited by this Agreement.

20. Notice. If and when Employee’s employment with Employer Group terminates, whether voluntarily or involuntarily, Employee agrees to provide to any subsequent employer a copy of this Agreement.

21. Advice of Counsel. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL REGARDING THIS AGREEMENT, AND EMPLOYEE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

Exhibit A-8

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

GRYPHON DIGITAL MINING, INC.

By	/s/ Robby Chang
Name:	Robby Chang
Title:	CEO and Director

Employee:	Sim Salzman
Signature:	/s/ Sim Salzman
Print Name:	Sim Salzman

Exhibit A-9

Exhibit 1

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 2

Title	Date	Identifying Number or Brief Description
None Noted	N/A	N/A

            No inventions or improvements

            Additional Sheets Attached

Signature of Employee:	/s/ Sim Salzman

Print Name of Employee:	Sim Salzman

Date:	6/13/2023 | 2:38 PM PDT

Exhibit 1-1